EXHIBIT 35.1
SERVICER COMPLIANCE STATEMENT

I, Steven C. McNeal, Vice President and Treasurer of Entergy New Orleans, LLC (the “Servicer”), certify that:

(a) A review of the Servicer's activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Storm Recovery Property Servicing Agreement dated as of July 22, 2015 between Entergy New Orleans Storm Recovery Funding I, L.L.C., as the Issuing Entity, and the Servicer (the “Servicing Agreement”) has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period.

Date: March 28, 2022
Entergy New Orleans, LLC, as servicer
By/s/ Steven C. McNeal
Name: Steven C. McNeal
Title: Vice President and Treasurer